Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Fiscal 2025 First Quarter Results

Growth in international irrigation projects support consolidated revenue expansion

OMAHA, Neb., January 7, 2025—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its first quarter of fiscal 2025 which ended on November 30, 2024.

Key Highlights:

•
Irrigation revenue growth driven by international project volume in the Middle East and North Africa (MENA) region
•
Infrastructure operating margin expansion leads to improved operating income on lower revenues
•
Net earnings and diluted earnings per share increase by 14 percent and 15 percent, respectively, versus prior year quarter

“Our first quarter results demonstrate the resilience of our business, as we were able to deliver revenue growth and expansion to net earnings, despite the ongoing cyclical challenges of the mature irrigation markets. While agricultural market conditions in North America and Brazil remain challenged as lower commodity prices negatively impact grower profitability, our international irrigation business drove revenue growth in the segment, supported by additional volumes from our large project in the MENA region,” said Randy Wood, President and Chief Executive Officer. "Revenues in the quarter for our infrastructure business were slightly lower than the prior year due to the timing of projects, however our diligent focus on cost management and manufacturing efficiency helped expand margins and drive higher operating income."

Wood continued, "Subsequent to quarter end, we finalized a Road Zipper System™ contract valued at more than $20 million which we expect to fully deliver in our fiscal second quarter. In addition, I'm pleased to announce that we also closed our acquisition of a minority interest in Pessl Instruments GmbH, with an option to acquire the remainder of the company at a later date. This investment broadens and strengthens our partnership with Pessl, accelerating innovations in water management, increasing our global reach, and providing new solutions needed to conserve natural resources and expand our world's potential."

First Quarter Summary

Consolidated Financial Summary	First Quarter
(dollars in millions, except per share amounts)	FY2025	FY2024	$ Change	% Change

Total revenues	$166.3	$161.4	$4.9	3%
Operating income	$20.9	$21.1	($0.2)	(1%)
Operating margin	12.6%	13.1%
Net earnings	$17.2	$15.0	$2.1	14%
Diluted earnings per share	$1.57	$1.36	$0.21	15%

Revenues for the first quarter of fiscal 2025 were $166.3 million, an increase of $4.9 million, or 3 percent, compared to revenues of $161.4 million in the prior year. Revenue growth was driven by an increase in international irrigation revenues, which was partially offset by decreases in North America irrigation and infrastructure revenues compared to the prior year.

Operating income for the first quarter of fiscal 2025 was $20.9 million, a decrease of $0.2 million, or 1 percent, compared to operating income of $21.1 million in the prior year. Operating margin was 12.6 percent of sales, compared to operating margin of 13.1 percent of sales in the prior year first quarter. Lower operating income and operating margin in the irrigation segment was partially offset by improved operating income and operating margin in the infrastructure segment.

Net earnings for the first quarter of 2025 were $17.2 million, or $1.57 per diluted share, compared with net earnings of $15.0 million, or $1.36 per diluted share, in the prior year. The current year first quarter results benefited from an increase in other income and a lower effective income tax rate compared to the prior year.

First Quarter Segment Results

Irrigation Segment	First Quarter
(dollars in millions)	FY2025	FY2024	$ Change	% Change
Revenues:
North America	$77.7	$89.4	($11.7)	(13%)
International	$69.4	$50.8	$18.6	37%
Total revenues	$147.1	$140.2	$6.9	5%
Operating income	$24.7	$25.3	($0.6)	(2%)
Operating margin	16.8%	18.1%

Irrigation segment revenues for the first quarter of fiscal 2025 were $147.1 million, an increase of $6.9 million, or 5 percent, compared to $140.2 million in the prior year. North America irrigation revenues of $77.7 million decreased $11.7 million, or 13 percent, compared to the prior year. The decrease in revenues resulted primarily from lower unit sales volume, as well as a less favorable mix of shorter machines and slightly lower average selling prices compared to the prior year. A projected reduction in net farm income for calendar 2024 has led to lower demand for irrigation equipment in the near term.

International irrigation revenues for the first quarter of fiscal 2025 of $69.4 million increased $18.6 million, or 37 percent, compared to the prior year. The increase resulted primarily from revenues related to the large project in the MENA region, along with higher sales in Europe and certain regions of Latin America compared to the prior year. This increase was partially offset by lower sales in Brazil. Revenues in the current year quarter were also impacted by the unfavorable effects of foreign currency translation of approximately $2.1 million compared to the prior year.

Irrigation segment operating income for the first quarter of fiscal 2025 was $24.7 million, a decrease of $0.6 million, or 2 percent, compared to the prior year. Operating margin was 16.8 percent of sales, compared to 18.1 percent of sales in the prior year. The decrease in operating income and operating margin resulted primarily from a higher proportion of international project revenues compared to the prior year, which were dilutive to overall margin.

Infrastructure Segment	First Quarter
(dollars in millions)	FY2025	FY2024	$ Change	% Change

Total revenues	$19.2	$21.2	($2.0)	(9%)
Operating income	$4.1	$3.6	$0.5	14%
Operating margin	21.5%	17.1%

Infrastructure segment revenues for the first quarter of fiscal 2025 were $19.2 million, a decrease of $2.0 million, or 9 percent, compared to $21.2 million in the prior year. The decrease resulted primarily from a difference in the timing of Road Zipper System lease revenues and lower sales of road safety products compared to the prior year.

Infrastructure segment operating income for the first quarter of fiscal 2025 was $4.1 million, an increase of $0.5 million, or 14 percent, compared to the prior year. Operating margin was 21.5 percent of sales, compared to 17.1 percent of sales in the prior year first quarter. Increased operating income and operating margin resulted primarily from improved manufacturing efficiency and lower operating expenses compared to the prior year.

The backlog of unfulfilled orders at November 30, 2024 was $168.2 million compared with $86.8 million at November 30, 2023. Included in these backlogs are amounts of $17.4 million and $2.8 million, respectively, for orders that are not expected to be fulfilled within the subsequent 12 months. The backlog in both segments was higher compared to the prior year, with the increase in irrigation backlog resulting primarily from the addition of the large project in the MENA region.

Outlook

Mr. Wood concluded, “We expect softer market conditions in the North America and Brazil irrigation markets to continue in the near term, although there are indications we are nearing the trough of the cycle with some stabilization and improvement in commodity prices. In addition, new state-level financing programs recently announced in Brazil should provide additional clarity and support for investments in irrigation. We expect continued growth in developing international markets, highlighted by project activity in the MENA region."

“We expect to see growth in our infrastructure business in fiscal 2025 supported by the large Road Zipper System project we secured shortly after the end of our first quarter. The impact of additional U.S. federal infrastructure funding has been tempered by construction cost inflation, however it remains supportive of growth in Road Zipper System leasing and sales of road safety products.”

First Quarter Conference Call

Lindsay’s fiscal 2025 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the internet and can be accessed via the investor relations section of the Company's website, www.lindsay.com. Replays of the conference call will remain on our website through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's website.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems™, Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended
(in thousands, except per share amounts)	November 30, 2024	November 30, 2023

Operating revenues	$166,281	$161,358
Cost of operating revenues	116,315	111,453
Gross profit	49,966	49,905

Operating expenses:
Selling expense	10,211	9,817
General and administrative expense	15,008	14,662
Engineering and research expense	3,864	4,352
Total operating expenses	29,083	28,831

Operating income	20,883	21,074

Other income (expense):
Interest expense	(752)	(877)
Interest income	1,245	1,068
Other income (expense), net	658	(270)
Total other income (expense)	1,151	(79)

Earnings before income taxes	22,034	20,995

Income tax expense	4,870	5,976

Net earnings	$17,164	$15,019

Earnings per share:
Basic	$1.58	$1.36
Diluted	$1.57	$1.36

Shares used in computing earnings per share:
Basic	10,853	11,017
Diluted	10,903	11,059

Cash dividends declared per share	$0.36	$0.35

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended
(in thousands)	November 30, 2024	November 30, 2023
Operating revenues:
Irrigation:
North America	$77,669	$89,377
International	69,418	50,791
Irrigation segment	147,087	140,168
Infrastructure segment	19,194	21,190
Total operating revenues	$166,281	$161,358

Operating income:
Irrigation segment	$24,736	$25,307
Infrastructure segment	4,124	3,619
Corporate	(7,977)	(7,852)
Total operating income	$20,883	$21,074

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	November 30, 2024	November 30, 2023	August 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$194,066	$159,381	$190,879
Marketable securities	—	16,278	—
Receivables, net	120,875	143,049	116,601
Inventories, net	158,255	164,144	154,453
Other current assets	28,948	18,450	31,279
Total current assets	502,144	501,302	493,212

Property, plant, and equipment, net	117,982	103,818	112,815
Intangibles, net	24,591	27,005	25,366
Goodwill	83,941	84,029	84,194
Operating lease right-of-use assets	15,009	17,544	15,693
Deferred income tax assets	12,375	12,712	14,431
Other noncurrent assets	14,959	17,508	14,521
Total assets	$771,001	$763,918	$760,232

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,185	$52,242	$37,417
Current portion of long-term debt	229	227	228
Other current liabilities	76,435	89,502	88,171
Total current liabilities	129,849	141,971	125,816

Pension benefits liabilities	4,101	4,308	4,167
Long-term debt	114,948	115,120	114,994
Operating lease liabilities	14,824	17,746	15,541
Deferred income tax liabilities	646	695	678
Other noncurrent liabilities	18,174	17,218	18,143
Total liabilities	282,542	297,058	279,339

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,145	19,115	19,124
Capital in excess of stated value	104,995	98,628	104,369
Retained earnings	700,345	647,455	687,093
Less treasury stock - at cost	(299,703)	(277,238)	(299,692)
Accumulated other comprehensive loss, net	(36,323)	(21,100)	(30,001)
Total shareholders' equity	488,459	466,860	480,893
Total liabilities and shareholders' equity	$771,001	$763,918	$760,232

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in thousands)	November 30, 2024	November 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$17,164	$15,019
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,412	5,307
Provision for uncollectible accounts receivable	62	71
Deferred income taxes	1,589	(1,666)
Share-based compensation expense	1,977	1,603
Unrealized foreign currency transaction (gain) loss	(511)	79
Other, net	(217)	73
Changes in assets and liabilities:
Receivables	(6,442)	1,689
Inventories	(5,968)	(7,970)
Other current assets	1,251	2,762
Accounts payable	16,656	7,087
Other current liabilities	(9,978)	(4,263)
Other noncurrent assets and liabilities	608	2,081
Net cash provided by operating activities	21,603	21,872

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(9,142)	(6,941)
Purchases of marketable securities	—	(12,992)
Proceeds from maturities of marketable securities	—	2,325
Proceeds from settlement of net investment hedge	835	—
Payments for settlement of net investment hedge	(98)	—
Other investing activities, net	(401)	(593)
Net cash used in investing activities	(8,806)	(18,201)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,912)	(3,861)
Common stock withheld for payroll tax obligations	(1,450)	(1,575)
Other financing activities, net	52	56
Net cash used in financing activities	(5,310)	(5,380)

Effect of exchange rate changes on cash and cash equivalents	(4,300)	335
Net change in cash and cash equivalents	3,187	(1,374)
Cash and cash equivalents, beginning of period	190,879	160,755
Cash and cash equivalents, end of period	$194,066	$159,381